Exhibit 99.2

Spectrum Pharmaceuticals, Inc.	SPPI	Acquisition of Allos Therapeutics, Inc by Spectrum Pharmaceuticals, Inc. Call	Apr. 5, 2012
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PARTICIPANTS

Corporate Participants

Shiv Kapoor – Vice President, Strategic Planning & Investor Relations, Spectrum Pharmaceuticals, Inc.

Rajesh C. Shrotriya – Chairman, Chief Executive Officer & President

Brett L. Scott – Acting Chief Financial Officer & Senior VP

Bimal Shah – VP of Business Development, Spectrum Pharmaceuticals, Inc.

Other Participants

Adnan S. Butt – Analyst, RBC Capital Markets Equity Research

George B. Zavoico – Analyst, McNicoll, Lewis & Vlak LLC

Reni J. Benjamin – Analyst, Rodman & Renshaw LLC

Joe Pantginis – Analyst, ROTH Capital Partners LLC

Anupam Rama – Analyst, JPMorgan Securities LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Spectrum Pharmaceuticals Incorporated Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. [Operator Instructions] As a reminder, today’s conference is being recorded.

I’d now like to turn the conference to your host, Mr. Shiv Kapoor, Vice President of Strategic Planning and Investor Relations. Please go ahead.

Shiv Kapoor, Vice President, Strategic Planning & Investor Relations, Spectrum Pharmaceuticals, Inc.

Thank you, Amy, and thank you all for joining us this morning on such short notice. We’re pleased to announce that Spectrum Pharmaceuticals and Allos Therapeutics have signed an agreement under which Spectrum Pharmaceuticals will acquire Allos Therapeutics. By now, I hope you’ve seen our press release regarding the acquisition, which was issued earlier this morning.

On our call today, we’d like to briefly review the highlights and the financial terms of the agreement and also give you the opportunity to ask any questions you may have. Joining me on the call today are Dr. Raj Shrotriya, Chairman, CEO, and President; Brett Scott, Acting CFO; Steve Fruchtman, Chief Medical Officer; Jim Shields, Chief Commercial Officer; Rick Gonzalez, Senior Vice President, Commercial Operations; and Bimal Shah, Vice President, Business Development and Finance.

Before, I turn the call over to Dr. Shrotriya, I would like to remind you that we will be making forward-looking statements that are subject to risks, uncertainties, and other factors that could cause our actual results to differ materially from those referred to in forward-looking statements.

These statements include those relating to our ability to consummate the acquisition as it is subject to closing conditions including the tender of sufficient shares in the tender offer and obtaining regulatory approvals.

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Spectrum Pharmaceuticals, Inc.	SPPI	Acquisition of Allos Therapeutics, Inc by Spectrum Pharmaceuticals, Inc. Call	Apr. 5, 2012
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In addition, even if the acquisition is consummated, there are risks that our expected synergies will not be achieved. Please also refer to the risk associated with the respective businesses of Spectrum Pharmaceuticals and Allos Therapeutics as the slides and the reports and other documents filed by each of us with the Securities and Exchange Commission.

I will now turn the call over to Dr. Shrotriya.

Rajesh C. Shrotriya, Chairman, Chief Executive Officer & President

Thank you, Shiv, and good morning, everyone. These are exciting time to the Spectrum. Today we announced a planned acquisition of Allos Therapeutics. This represents an important and exciting opportunity for both of our companies. There are four critical takeaways for our investors.

Number one, this is a good deal for shareholders of both companies. The deal brings immediate diversification from a revenue-generating cancer drugs and is expected to be rapidly accretive to EPS in fourth quarter of this year.

Number two, there is unique synergy in a combination of Allos and Spectrum, FOLOTYN is prescribed by the same target physicians as ZEVALIN, while FUSILEV maybe helpful in reducing toxicity of FOLOTYN.

Number three, we believe FOLOTYN’s potential extends beyond PTCL. Remember, it is an improved methotrexate analog. And methotrexate is used to treat a variety of both liquid and solid tumors, such as breast cancer, acute lymphocytic leukemia and others.

Number four, in keeping with our philosophy of strong fiscal discipline, we don’t anticipate issuing even a single share of our stock to complete this transaction and that’s very important to us. I will now cover these points in greater depth. This acquisition further diversifies the Spectrum’s product revenue with an FDA approved novel anticancer drug, FOLOTYN, which is prescribed by the same physicians who prescribe ZEVALIN.

FOLOTYN is the very first drug approved by the FDA in 2009 for treating a fatal disease called relapsed or refractory peripheral T-cell lymphoma or commonly known as PTCL. FOLOTYN will complement our existing marketed drugs, ZEVALIN and FUSILEV, which delivered $193 million of revenues in 2011.

FOLOTYN was approved in the United States in September 2009, launched in January 2010 and net sales of FOLOTYN were $50.5 million (sic) [$50 million] (05:33) last year. PTCL is a fatal disease for which clinicians had no FDA approved treatment options until the approval of FOLOTYN by the FDA.

The total U.S. market for second line PTCL is estimated to be approximately $400 million, with the total U.S. relapsed, refractory PTCL treatable population estimated to be approximately 10,000 patients each year.

We expect FOLOTYN’s annual sales could reach excess of $100 million. We believe the acquisition of Allos and the addition of FOLOTYN to our revenue generating portfolio will enable Spectrum to continue to increase shareholder value. This acquisition will accelerate the development of our anticancer franchise and affirms our commitment to being a leader in the treatment of lymphoma.

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Spectrum Pharmaceuticals, Inc.	SPPI	Acquisition of Allos Therapeutics, Inc by Spectrum Pharmaceuticals, Inc. Call	Apr. 5, 2012
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The ZEVALIN and FOLOTYN are highly synergistic because they are used by the same physicians for the treatment of different forms of lymphoma. We are well positioned to leverage our combined commercial infrastructure while expanding the number of patients that can potentially benefit from our drug.

Spectrum is expecting a smooth transition and integration; we’ve carefully evaluated the synergies and have identified areas of redundancy to create a more cost effective structure for the combined company. We expect to achieve $40 million to $50 million in cost synergies in the very first year after closing. This acquisition is expected to be accretive on a cash basis to Spectrum starting in the fourth quarter of 2012.

We believe the benefits of this acquisition extend well beyond the cost related synergies. For instance, FOLOTYN and anti-folate coupled potentially by combined – can be combined with FUSILEV, which is a novel folic acid replacement, addressing toxicity of FOLOTYN such as mucositis. We believe Spectrum can break down barriers to further adoption of FOLOTYN.

Our combined sales force, we cross-promote these two innovative products to the same physicians. We have deep knowledge of the disease area among our regulatory, clinical, marketing and sales team. I’m also pleased to report that because of our strong operating performance, cash reserves, fiscal discipline and a revolving credit line, we do not need to issue any equity to close this transaction. We anticipate the transaction will be accretive to EPS in Q4 of 2012.

In closing, I’m excited by the opportunity we have ahead of us and confident in our ability to execute. This transaction will provide an additional long-term growth driver to our existing oncology franchise. It will deliver revenue immediately and allow us to address the significant unmet needs faced by patients suffering from cancer.

I will now turn the call over to Brett to discuss the financial terms of our agreement.

Brett L. Scott, Acting Chief Financial Officer & Senior VP

Thank you Dr. Shrotriya. First, I need to be clear that this announcement is neither an offer to purchase nor a solicitation of an offer to sell Allos Therapeutics shares. The tender offer will only be made through an offer to purchase letter of transmittal and related tender offer materials. At the time, the expected offer is commenced, Spectrum Pharmaceuticals will file these tender offer materials with the Securities and Exchange Commission and Allos Therapeutics will file a solicitation/recommendation statement with respect to the offer.

The tender offer materials and the solicitation/recommendation statement will contain important information. Stockholders are urged to read this information carefully before making any decision about the tender offer. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement will be sent free of charge to all stockholders of Allos Therapeutics at their request.

With that said, I would like to walk through the transaction terms. Under the agreement, Spectrum will commence a tender offer to purchase all of the outstanding shares of Allos for $1.82 in cash plus one Contingent Value Right or CVR. The CVR will entitle each Allos stockholder to an additional payment of $0.11 per share in cash if FOLOTYN obtains approval for the treatment of patients with relapsed/refractory PTCL in Europe in 2012 and achieves its first reimbursable commercial sale in at least three major European Union markets by December 31, 2013.

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Spectrum Pharmaceuticals, Inc.	SPPI	Acquisition of Allos Therapeutics, Inc by Spectrum Pharmaceuticals, Inc. Call	Apr. 5, 2012
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Spectrum Pharmaceuticals plans to finance the transaction through cash on hand and a committed revolving credit line from Bank of America. The acquisition is expected to be accretive to Spectrum on a cash basis in the fourth quarter of 2012. We anticipate that the tender offer will be completed in the second quarter of 2012 subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other standard conditions typical of deals of this size and scope. We’re very excited about the agreement to acquire Allos Therapeutics. We look forward to rapidly integrating the company and strengthening our position in hematology.

I will now turn the call over to the operator to begin the question-and-answer portion of the call. Operator?

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Spectrum Pharmaceuticals, Inc.	SPPI	Acquisition of Allos Therapeutics, Inc by Spectrum Pharmaceuticals, Inc. Call	Apr. 5, 2012
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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from Jason Kantor of RBC Capital Markets. Your line is open.

<Q – Adnan Butt – RBC Capital Markets Equity Research>: Good morning, everyone. It’s Adnan on Jason’s behalf. First, a couple of questions on the apaziquone studies; can you give us some more details, could you tell us how close the studies were, what the P-value might be for the individual studies?

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: Yeah, Adnan, as we said in our press release that the primary endpoint using the statistical analysis stated in the protocol – or we call per protocol analysis, both studies we call 611 and 612 did not need the stated P-value. However, when we combine the two studies, you saw the P-values were significant. At this time I cannot give you any more details, because we’re discussing this data with our experts both clinicians and statisticians and our plan is to ask for a meeting with the FDA. You know that could take several weeks. And we would not know until we have had this meeting. We are reluctant to discuss any further the results of this study and I hope you will understand the sensitivity when matter has to be discussed with the FDA.

<Q – Adnan Butt – RBC Capital Markets Equity Research>: Sure. So, I mean are there plans to present this at a medical meeting? And secondly, in terms of meeting with the FDA, could you theoretically ask them of a potential to file based upon combined data or —?

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: Well, Adnan, first of all, so you asked me two questions, if we plan to present the data at a scientific meeting. My personal preference is no. And the reason for that is that I believe that when a drug is at this stage of development, it is the FDA who is our arbiter. We need to convince the FDA that the drug is safe and effective. So, unless we have audience with the FDA, with the entire data set, we would not be presenting at any conferences.

<Q – Adnan Butt – RBC Capital Markets Equity Research>: Okay. And in terms of turning now to the transaction, you mentioned synergies. Can you also mention what commitments you might still have remaining in terms of post marketing studies and any expense brackets around those?

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: Yes. So, the synergies, as I have said in my talk, there are many, not only the fact that our sales teams, both Allos’ sales team and Spectrum’s sales teams now can cross-promote the two drugs. They are calling on the same hematologists, oncologists that our ZEVALIN team is calling. I think, it will be – so our coverage will increase. We will be able to reach out. So, our first plan would be that we train our own team with FOLOTYN and the sales teams on Allos’ side will be trained on ZEVALIN, so that we can enjoy the benefit of this expertise that exists on two sides of the company. That’s synergy number one.

Secondly, as I said that methotrexate is a very important drug for the treatment of the various tumors. FOLOTYN, as currently approved, is a better methotrexate, is a best analog. And although the current approval is only for PTCL, we at Spectrum see many opportunities for its growth, both in solid tumors and in liquid tumors. So we are seeing synergies all around. And mind you, this is an approved drug by the FDA and it already has sales of about $50 million last year. So we are quite excited about the synergies that exist already today. And once we are able to close this transaction, I’m sure some more synergies will appear.

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Spectrum Pharmaceuticals, Inc.	SPPI	Acquisition of Allos Therapeutics, Inc by Spectrum Pharmaceuticals, Inc. Call	Apr. 5, 2012
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<Q – Adnan Butt – RBC Capital Markets Equity Research>: Okay. Thanks, everybody. I’ll get back in queue.

Operator: Thank you. Our next question comes from George Zavoico of MLV & Co. Your line is open.

<Q – George Zavoico – McNicoll, Lewis & Vlak LLC>: Hi. Good morning, everyone. Couple of questions regarding FOLOTYN, it appears as our number of clinical trials is still ongoing with FOLOTYN. What are your plans regarding continuing development of it in that regard? And you already mentioned you might explore some other avenues as well.

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: Yes, Allos has a very impressive clinical development program, somewhat mandated by the FDA. The approval to – is on expedited basis and that means that FDA requires Allos to complete current ongoing trial. We plan to continue to support that. And clearly, there are additional indications for which I know that Allos has plans. And we will not be able to comment on this until we have sat down and evaluated all the various programs, but we are very pleased that they have partnership with Mundipharma, which is a very impressive company in Europe. We know about them. So we are very excited to be working on this project with our partners of Allos’ partners overseas as well as continue to develop [indiscernible] (18:26) full potential.

<Q – George Zavoico – McNicoll, Lewis & Vlak LLC>: Okay, thanks. And could you comment on your previous – if there was previous interest in the company, as you recall, as I’m sure you know Allos was on the block last year. Did you make a bid for it last year? And could you describe a little bit about what happened afterwards if you did?

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: George, you know I can’t answer that question.

<Q – George Zavoico – McNicoll, Lewis & Vlak LLC>: I’m sorry. Okay. Well, then, let’s see. Could you describe – could you give a little bit more detail about how you’re planning to get the cash? Well, you mentioned how you’re going to get the cash, but the immediate cash hit. Can you tell a little bit more about how much cash you’re going to use and how much of the credit line you’re going to use, or is that still sort of under discussion?

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: So, I think that’s a very good question. And let me say that you know that we run very tight ship here at Spectrum. And I have been often asked by investors, well, Raj, you’re sitting with $200 million, what are you going to do with this, why do you need so much money. And clearly, we are adding $15 million to $20 million every quarter to our treasury. So, we believe that this is a very good use of our cash, investor’s money that we have in the bank. So we are going to acquire this company from cash. And of course, Allos also has cash on their books. So in the interim period, we did need some cushion in order to be able to consummate this deal. And we have set up with our friends at Bank of America. They have given us a revolving credit line that has been set good for two years. And we plan to take advantage of that credit line in order to fully fund this transaction and continue operations at both companies.

<Q – George Zavoico – McNicoll, Lewis & Vlak LLC>: What’s the interest rate on that credit line?

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: Very low.

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Spectrum Pharmaceuticals, Inc.	SPPI	Acquisition of Allos Therapeutics, Inc by Spectrum Pharmaceuticals, Inc. Call	Apr. 5, 2012
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<Q – George Zavoico – McNicoll, Lewis & Vlak LLC>: Okay. Thank you very much, gentlemen and good luck with completing the acquisition.

Operator: Thank you. Our next question comes from Ren Benjamin of Rodman. Your line is open.

<Q – Reni Benjamin – Rodman & Renshaw LLC>: Hi. Good morning, everyone, and congratulations on the acquisition. Too bad to hear about apaziquone, but we can get later. Sticking with the acquisition, Raj, can we – can you just dig in a little bit more on the $40 million to $50 million in cost synergies by year one? When I’m thinking about this, and just help me understand, I see two sales forces merging, I see a huge infrastructure. Maybe you can just help me understand how big the sales forces are right now for both teams? Where, a year from now, you expect to be trimming things to make sure that the company continues to run in a fiscally sound manner?

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: Bimal, would you like to take a shot at this?

<A – Bimal Shah – Spectrum Pharmaceuticals, Inc.>: Sure. So, thank you very much for that question. So, with regards to the $40 million to $50 million in expected synergies, Dr. Shrotriya has given some indication of where those might come from. Obviously, there would be some redundancies in certain administrative areas of both companies and potentially in other functional areas as well. And that would be where the bulk of the synergies would come from in the first 12 to 18 months after the consummation of the acquisition.

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: So, just to put in perspective, I think that about – I’m trying to remember the 10-K from Allos Therapeutics. They were spending about $74 million, $75 million a year in operations. And we believe that by combining the two companies, we should be able to bring it down by at least $40 million to $50 million. And, of course, Mr. Berns, the CEO of Allos, and I will have to sit down and go through each item. I mean, keep in mind that we are both public companies. Keeping two companies public is very expensive these days, it costs millions of dollars in auditors’ fees and attorneys’ fees and what have you. And then there are two finance departments, two legal departments, two [ph] maintenance and sales (23:08) departments, two HR departments, two investor relations departments.

So, if you start looking at it, one area that we want to make sure that we take advantage of the commercial presence, because clearly FOLOTYN has learned a lot more by being in the front end of selling PTCL – going out to the PTCL doctors. So, our intention is to take full advantage of the synergy that exists in the commercial teams of the companies. However, there are some other areas where, perhaps, we can bring down this $40 million to $50 million of synergies, and details have to be yet worked out.

<Q – Reni Benjamin – Rodman & Renshaw LLC>: Okay. When we look at – you mentioned there is a CVR and that’s continuing on European approval and sales in three countries in Europe. Can you just let us understand where in the process of approval FOLOTYN is? Have we gone through the 120-day questions? When do you think the approval could be?

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: Well, at this time, I’m not at liberty – I don’t know how much I can say. All I know that Mundipharma and Allos have been working with the EU Commission and I can’t say anything more at this time, Ren. I have information, but that can – I think it will be – it’ll become known in a few months time. I think, towards – by the end of Q2, they will have better idea about their progress in Europe.

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Spectrum Pharmaceuticals, Inc.	SPPI	Acquisition of Allos Therapeutics, Inc by Spectrum Pharmaceuticals, Inc. Call	Apr. 5, 2012
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<Q – Reni Benjamin – Rodman & Renshaw LLC>: Okay, okay. You had mentioned in your prepared remarks, and maybe I heard this wrong, so please just let me know if I did, that something like FOLOTYN and FUSILEV might be able to be combined and potentially reduce the oral mucositis that currently affects a significant amount of people who are on FOLOTYN. Did I hear that correctly? And did you – do you – did you get that understanding because of a clinical trial that was done or through some sort of anecdotal evidence that physicians may already be using this?

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: In fact, our FDA approval for FUSILEV says that it is approved for the not only treatment of cancer in combination with 5-FU in [ph] colorectal (25:41) cancer, but also for the treatment of methotrexate-related toxicities and overdosage and poisoning and whatnot. So, the toxicity of FOLOTYN is – mucositis is a well-known toxicity of methotrexate-like drugs. And because FOLOTYN is very potent, exciting compound, the toxicity we believe that hampering its quicker uptake or wider usage is mucositis. And we believe that there is a possibility based on the fact that we already have approval for FUSILEV for methotrexate – treatment of methotrexate toxicity, we believe that we may be able to take advantage of FUSILEV and FOLOTYN combination.

<Q – Reni Benjamin – Rodman & Renshaw LLC>: Okay. Just one final question at least on apaziquone. Clearly disappointments, but that’s why you have a diversified pipeline. What is the – have you and Allergan already met and discussed this? Has – what are the – I know that going to the FDA is the next step from a regulatory point of view; however, are there anything else from the two companies point of view? And moving forward, with apaziquone, are there any next steps that you guys are thinking about?

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: So, Allergan, just to tell you – just to put in perspective, Allergan is a very good partner. And from day one, we have been working like hand in glove. All this data has been analyzed and looked at by the statisticians both at Allergan and Spectrum together. So, indeed, we think going forward the significant important thing is to have a meeting with the FDA and then decide what course might be appropriate for this drug.

<Q – Reni Benjamin – Rodman & Renshaw LLC>: Okay. And I guess, just one – sorry, just one final question, belinostat. Does the acquisition of Allos and FOLOTYN and PTCL somehow – I mean, should we be thinking about the belinostat asset as more of a less relevant asset, still equal in your mind, how should we be thinking about that?

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: So, Ren, as Spectrum [indiscernible] (28:04) diversify the base for revenue and diversify the pipeline as much as possible. So, the [ph] mechanism (28:12) of action of belinostat is totally different, it’s an HDAC inhibitor, while FOLOTYN is a methotrexate analog. So, clearly, in oncology, as you know, the drugs with different methods of action are often combined in order to achieve greater safety and greater efficacy. So, clearly, we are moving right along with belinostat. We expect the data to be available sometime by the end of this year. And until that time, we have – we are certainly thinking that there might be, in fact, possibility of even combining FOLOTYN with belinostat. We don’t know that yet. We’ve not done any studies to explore that potential, but theoretically that potential certainly exist. So here is a situation where FOLOTYN could be combined to reduce its toxicity with FUSILEV and could be combined with belinostat to get the better efficacy.

Remember, for a fatal disease like PTCL, response rates between 25% and 30% is nothing to talk about. This is a very – we need better responses for fatal diseases, so people can live better and better quality of life. So we are always looking for combining drugs in oncology and it is quite possible that we may be able to combine FOLOTYN with belinostat, but time will tell.

<Q – Reni Benjamin – Rodman & Renshaw LLC>: Perfect, guys. Thank you, congratulations and good luck.

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Spectrum Pharmaceuticals, Inc.	SPPI	Acquisition of Allos Therapeutics, Inc by Spectrum Pharmaceuticals, Inc. Call	Apr. 5, 2012
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<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: Keep in mind that we are committed to lymphoma. And we know the experts. We know the lay of the land. Our clinical, regulatory and marketing and sales teams all are plugged in extremely well.

Operator: Thank you. Our next question comes from Joe Pantginis of ROTH Capital Partners. Your line is open.

<Q – Joe Pantginis – ROTH Capital Partners LLC>: Hi, guys. Good morning and thanks for taking the question. Couple questions, if you don’t mind. Raj, I know you said you’re not going to focus on the actual numbers or specifics of the apaziquone data, but I was just curious about the statement about pooled data in your press release. Is this based on a level of sub population data? So I guess the statement would be how do two negatives make a positive here with regard to pooled data.

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: No. I think it’s a question of sample size, Joe. So, we have not done any [ph] sub annexes (30:33). We are talking of combining – taking one study and putting into the half over the second study. And we find on the both primary and secondary endpoint, we get very impressive p-values. That’s all I can say at this time.

<Q – Joe Pantginis – ROTH Capital Partners LLC>: Okay.

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: But this is not a sub population. It is the entire population, intend to treat.

<Q – Joe Pantginis – ROTH Capital Partners LLC>: Okay.

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: And actually trends are in favor of drug all along.

<Q – Joe Pantginis – ROTH Capital Partners LLC>: Okay.

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: And they’re positive in both studies.

<Q – Joe Pantginis – ROTH Capital Partners LLC>: Okay. That’s helpful. And then, just on Allos, just curious with regard to your relative guidance that this could be $100 million drug, did about $50 million last year, Allos had guided for $50 million to $55 million for 2012. What do you view as the key drivers to getting it to that $100 million level? It is a combination of gaining full approval of the drug in the U.S. and any potential EU assumptions, just wanted to get a sense of what are the drivers.

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: So, I think that’s a good question. PTCL had been an unknown disease until FOLOTYN – until Allos’ extremely wonderful team has brought it to the forefront. And after FOLOTYN was approved, there has been actually more interest in this space. Now, Celgene has another drug and Spectrum and Topotarget have been working with another drug. So, clearly, as more and more drugs become available, the more interest grows.

So, I can’t give you any more details at this time, but we believe that by joining the forces and resources of two companies both in medical research and in marketing and sales, we should be able to increase the revenue. Not in second quarter after the merger or not even in first year, but over a period of time, we believe that FOLOTYN has a significant potential for growth in sales from hereon.

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<Q – Joe Pantginis – ROTH Capital Partners LLC>: Okay. Thank you. And then the last question. I guess in just trying to assess the opportunity in Europe, it is currently – Allos had requested the re-examination of CHMP. I was just curious if you could point to any important precedence or examples of appeals or re-examinations that have been successful for other drugs.

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: We have looked into it. I think – and I’m not sure about it, but what I remember that even belinostat – I mean the – what is it – bendamustine was approved in Europe on an appeal. So, that I can – at least in oncology space, I know that there are some drugs, I can’t name all of them, but at least bendamustine comes to my mind that it was approved on appeal with EU.

<Q – Joe Pantginis – ROTH Capital Partners LLC>: Okay. No, definitely bendamustine is a good example. Thank you very much.

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: And also, keep in mind that if that happens, we will be – the CVR, Contingency (sic) [Contingent] (33:28) Value Right offer in addition to cash is intended to see if there is more value in European registration that shareholders of Allos should be rewarded. This is why we have built in CVR in our offer.

<Q – Joe Pantginis – ROTH Capital Partners LLC>: Great. Thanks a lot for the info.

Operator: Thank you. Our next question comes from Geoff Meacham of JPMorgan. Your line is open.

<Q – Anupam Rama – JPMorgan Securities LLC>: Hi. This is Anupam Rama in for Geoff Meacham. Just clarification on the CVR. It’s one lump sum, isn’t it or can it be broken up into the components of EU approval on relapsed/refractory PTCL and then the reimbursement decisions? Thanks.

<A – Rajesh Shrotriya – Spectrum Pharmaceuticals, Inc.>: No. It is one. Once you achieve the milestone, you get full $0.11. There’s no hanky panky about breaking it down into other sub approvals and what have you. It’s a straight $0.11 on meeting a certain criteria that have been specified in the CVR.

<Q – Anupam Rama – JPMorgan Securities LLC>: Okay. Thanks.

Operator: Thank you. Our next question comes from Difei Yang of Auriga. Your line is open. And it looks like they may have disconnected. I’m showing no further questions in queue. Let’s turn the conference back over to Dr. Raj.

Rajesh C. Shrotriya, Chairman, Chief Executive Officer & President

So, in conclusion, I would like to thank all of you for your participation very early this morning, especially in California and for the interest of all the analysts who asked us questions and who have been covering both the companies: Spectrum and Allos. And, in summary, I would just like to say that we at Spectrum are very excited and I know the same feeling exists at my partners – at our partners – at Allos.

Paul Berns was the first person to speak to me this morning at 4 o’clock. We believe – Paul and I both believe this is a good deal for shareholders of both companies. This is a unique synergy in a combination of Allos and Spectrum. We believe that FOLOTYN’s potential extends well beyond PTCL. It shows that we’re keeping with our philosophy of a strong fiscal discipline. It is my belief that Spectrum has never been a stronger company and our future has never been brighter. Stay tuned. Thank you very much again for your interest in Spectrum.

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Spectrum Pharmaceuticals, Inc.	SPPI	Acquisition of Allos Therapeutics, Inc by Spectrum Pharmaceuticals, Inc. Call	Apr. 5, 2012
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Operator: Ladies and gentlemen, this does conclude today’s conference. Thank you for your participation and have a wonderful day. You may all disconnect.

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